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Exhibit 5

February 26, 2018

LifePoint Health, Inc.
330 Seven Springs Way
Brentwood, Tennessee 37037

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

              In our capacity as special securities counsel to LifePoint Health, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission relating to the registration of an indeterminate number of shares of common stock, $0.01 par value per share (the "Common Stock"), which may be offered and sold by the Company and/or selling stockholders from time to time as set forth in the prospectus that forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement").

              We have assumed that (i) the Registration Statement and any supplements and amendments thereto will be effective and comply with all applicable laws; (ii) one or more Prospectus Supplements will have been prepared and filed with the Securities and Exchange Commission (the "Commission") describing the Common Stock offered thereby; (iii) all the Common Stock will be issued and sold in compliance with applicable federal and state securities laws; and (iv) the issuance, sale, amount and terms of the Common Stock to be offered from time to time will be duly authorized and determined by proper action of the Board of Directors of the Company (each, a "Board Action") and in accordance with the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and applicable Delaware law.

              In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

              In rendering the following opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise. We assume no obligation to advise you of any changes from matters that may arise or be brought to our attention subsequent to the delivery of this opinion letter.

              Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, upon due authorization by Board Action of an issuance of the Common Stock, and upon issuance and delivery of certificates for the Common Stock against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement or sales agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the shares represented by such certificates will be validly issued, fully paid and non-assessable by the Company.

              We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Waller Lansden Dortch & Davis, LLP

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  Exhibit 5